Exhibit 99.1
Tilly's, Inc. Announces Second Quarter Operating Results
Introduces Fiscal 2022 Third Quarter Outlook

Irvine, CA – September 1, 2022 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the second quarter of fiscal 2022 ended July 30, 2022.
"We believe our second quarter operating results were negatively affected by the impact on our customers of the highest inflationary environment in 40 years, which we expect will also adversely impact our third quarter results," commented Ed Thomas, President and Chief Executive Officer. "At its peak, the back-to-school season produced an improved comparative trend in late July and early August. However, this trend has since declined and we believe the remainder of the third quarter will be challenging as we anniversary last year's early holiday shopping patterns, though this may give us an opportunity to have a better performance trend in the fourth quarter if the holiday season follows more traditional patterns."
Operating Results Overview
For greater context relating to the following comparisons, it should be noted that the Company's operating results for the comparative periods last year were fueled by unprecedented pent-up consumer demand and the impact of stimulus payments resulting from the pandemic, producing Company-record results for net sales, gross margin, operating income and earnings per share for the second quarter and first half of fiscal 2021.
Fiscal 2022 Second Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the second quarter of fiscal 2022 ended July 30, 2022 versus the second quarter of fiscal 2021 ended July 31, 2021.
•Total net sales were $168.3 million, a decrease of $33.6 million or 16.7%, compared to $202.0 million last year. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 16.4%.
◦Net sales from physical stores were $137.1 million, a decrease of $27.5 million or 16.7%, compared to $164.6 million last year with a comparable store net sales decrease of 16.5%. Net sales from physical stores represented 81.5% of total net sales both this year and last year. The Company ended the second quarter with 242 total stores compared to 244 total stores at the end of the second quarter last year.
◦Net sales from e-com were $31.2 million, a decrease of $6.1 million or 16.4%, compared to $37.3 million last year. E-com net sales represented 18.5% of total net sales both this year and last year.
•Gross profit, including buying, distribution, and occupancy expenses, was $52.0 million, or 30.9% of net sales, compared to $74.7 million, or 37.0% of net sales, last year. Buying, distribution and occupancy costs deleveraged by 330 basis points collectively despite being reduced by $0.9 million due to carrying these costs against a significantly lower level of net sales this year. Product margins declined by 280 basis points primarily due to an increased and more normalized markdown rate compared to last year when full price selling was at record levels.
•Selling, general and administrative ("SG&A") expenses were $46.8 million, or 27.8% of net sales, compared to $48.3 million, or 23.9% of net sales, last year. The $1.5 million reduction in SG&A dollars was primarily attributable to the absence of any corporate bonus accrual this year compared to $2.8 million included in last year's SG&A and a $0.7 million reduction in e-com marketing expenses. Partially offsetting these expense reductions were less significant increases in each of store payroll and related benefits, technology services, e-com fulfillment, and insurance expenses. Store payroll hours were managed to a lower average number of hours per store compared to last year, but this was more than offset by wage rate increases.

•Operating income was $5.2 million, or 3.1% of net sales, compared to $26.4 million, or 13.1% of net sales, last year.
•Income tax expense was $1.5 million, or 28.4% of pre-tax income, compared to $5.9 million, or 22.5% of pre-tax income, last year. The increase in the effective income tax rate was primarily due to discrete tax impacts related to stock-based compensation.
•Net income was $3.8 million, or $0.13 per diluted share, compared to $20.4 million, or $0.66 per diluted share, last year. Weighted average diluted shares were 30.2 million this year compared to 31.1 million last year.
Fiscal 2022 First Half Operating Results Overview
The following comparisons refer to the Company's operating results for the first half of fiscal 2022 ended July 30, 2022 versus the first half of fiscal 2021 ended July 31, 2021.
•Total net sales were $314.1 million, a decrease of $51.0 million or 14.0%, compared to $365.1 million last year. Total comparable net sales, including both physical stores and e-com, decreased by 14.9%.
◦Net sales from physical stores were $254.6 million, a decrease of $37.7 million or 12.9%, compared to $292.3 million last year with a comparable store net sales decrease of 14.1%. Net sales from stores represented 81.1% of total net sales compared to 80.1% of total net sales last year.
◦Net sales from e-com were $59.5 million, a decrease of $13.3 million or 18.3%, compared to $72.8 million last year. E-com net sales represented 18.9% of total net sales compared to 19.9% of total net sales last year.
•Gross profit including buying, distribution, and occupancy expenses, was $95.8 million, or 30.5% of net sales, compared to $129.6 million, or 35.5% of net sales, last year. Buying, distribution and occupancy costs deleveraged by 270 basis points collectively despite being reduced by $1.9 million due to carrying these costs against a significantly lower level of net sales this year. Product margins declined by 230 basis points primarily due to an increased and more normalized markdown rate compared to last year when full price selling was at record levels.
•SG&A expenses were $89.5 million, or 28.5% of net sales, compared to $88.3 million, or 24.2% of net sales, last year. Of the $1.3 million increase in SG&A dollars, $2.5 million was attributable to higher store payroll and related benefits. Additionally, $1.6 million was attributable to a credit from the reversal of a disputed California sales tax assessment in last year's first quarter. Other expense increases included $0.6 million from technology services and $0.5 million from higher insurance premiums. Partially offsetting these increases was the absence of any corporate bonus accrual this year compared to $4.3 million included in last year's SG&A.
•Operating income was $6.3 million, or 2.0% of net sales, compared to $41.3 million, or 11.3% of net sales, last year.
•Income tax expense was $1.8 million, or 28.2% of pre-tax income, compared to $9.7 million, or 23.7% of pre-tax income, last year. The increase in the effective income tax rate was primarily due to discrete tax impacts related to stock-based compensation.
•Net income was $4.6 million, or $0.15 per diluted share, compared to $31.4 million, or $1.02 per diluted share, last year. Weighted average diluted shares were 30.6 million this year compared to 30.8 million last year.
Balance Sheet and Liquidity
As of July 30, 2022, the Company had $116.4 million of cash and marketable securities and no debt outstanding. This compared to $148.5 million at the end of the second quarter last year, and no debt outstanding. Since the end of last year's second quarter, the Company paid aggregate cash dividends to stockholders of $30.9 million in December 2021 and repurchased 987,427 shares of its common stock for a total of $9.0 million pursuant to its previously announced stock repurchase program. The Company is authorized to repurchase up to an additional 1,012,573 shares by mid-March 2023 at its discretion based on market characteristics.
The Company ended the second quarter with inventories at cost up 4.1% per square foot, a significant improvement from being up 12.7% at the end of the first quarter, as the Company continues to contend with inconsistent product flows as a result of ongoing supply chain challenges. Unit inventories were down 1.1% per square foot relative to last year.
Total capital expenditures for the first half were $6.9 million compared to $8.5 million last year, the decrease being primarily due to earlier new store openings last year. For fiscal 2022 as a whole, the Company expects its total capital expenditures to be in the range of $22 million to $24 million, inclusive of 11 new store openings.
Fiscal 2022 Third Quarter Outlook
Total comparable net sales through August 30, 2022, including both physical stores and e-com, decreased by 10.6% relative to the comparable period last year. Based on this result, current and historical trends, and anticipating a significant decline in the post back-to-school period of the quarter, the Company currently estimates that its fiscal 2022 third quarter net sales will be in the range of approximately $165 million to $170 million with a comparable net sales decrease of 18% to 21%, SG&A expenses to be in the range of approximately $46 million to $47 million, operating income to be in the range of approximately $1.9 million to $4.6 million, and earnings per diluted share to be in the range of $0.05 to $0.11. The Company expects its estimated income tax rate to be approximately 27% and estimated weighted average diluted shares to be approximately 30.2 million. This compares to a Company quarterly record of $206.1 million in net sales and record earnings per diluted share of $0.66 for the third quarter of last year. The Company expects to have 247 total stores open at the end of the third quarter, a net increase of 4 from 243 total stores at the end of last year's third quarter.
The current business environment remains subject to many unpredictable risks and uncertainties including with respect to, among others, the current inflationary environment, continuing supply chain difficulties, labor challenges, the COVID-19 pandemic, geopolitical concerns, and how consumer behavior may change relative to any of these factors as well as last year's historic anomalies of pent-up demand coming out of pandemic-related restrictions and federal stimulus payments. As a result, the Company's estimates concerning its projected business performance may change at any time and there can be no guarantee that the Company's current estimates will be accurate.
Conference Call Information
A conference call to discuss these financial results is scheduled for today, September 1, 2022, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until September 8, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13731711.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear, accessories and hardgoods for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 243 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on us, our operations, or our future financial condition or operating results, our current operating expectations in light of historical results, expectations regarding customer traffic, our supply chain, and inflation, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (including any surges in the number of cases related thereto, or other weather, epidemics, pandemics, or other public health issues), supply chain difficulties, and inflation on our business and operations, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, realize anticipated, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	July 30, 2022	January 29, 2022	July 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$85,510	$42,201	$81,894
Marketable securities	30,874	97,027	66,644
Receivables	14,635	6,705	13,143
Merchandise inventories	89,295	65,645	86,853
Prepaid expenses and other current assets	13,775	16,400	7,506
Total current assets	234,089	227,978	256,040
Operating lease assets	221,114	216,508	216,046
Property and equipment, net	49,178	47,530	51,172
Deferred tax assets	11,526	11,446	10,487
Other assets	1,581	1,361	1,418
TOTAL ASSETS	$517,488	$504,823	$535,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,942	$28,144	$59,053
Accrued expenses	23,506	19,073	23,898
Deferred revenue	14,312	17,096	13,040
Accrued compensation and benefits	7,445	17,056	16,567
Current portion of operating lease liabilities	51,007	51,504	50,916
Current portion of operating lease liabilities, related party	2,705	2,533	2,106
Other liabilities	727	761	948
Total current liabilities	147,644	136,167	166,528
Long-term liabilities:
Noncurrent portion of operating lease liabilities	173,916	171,965	185,179
Noncurrent portion of operating lease liabilities, related party	23,842	21,000	10,839
Other liabilities	518	978	1,385
Total long-term liabilities	198,276	193,943	197,403
Total liabilities	345,920	330,110	363,931
Stockholders’ equity:
Common stock (Class A)	23	24	24
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	168,120	166,929	165,407
Retained earnings	3,372	7,754	5,782
Accumulated other comprehensive income (loss)	46	(1)	12
Total stockholders’ equity	171,568	174,713	171,232
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$517,488	$504,823	$535,163

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net sales	$168,308	$201,952	$314,083	$365,109

Cost of goods sold (includes buying, distribution, and occupancy costs)	115,424	126,523	216,524	234,139
Rent expense, related party	902	702	1,762	1,404
Total cost of goods sold (includes buying, distribution, and occupancy costs)	116,326	127,225	218,286	235,543
Gross profit	51,982	74,727	95,797	129,566

Selling, general and administrative expenses	46,697	48,167	89,271	87,998
Rent expense, related party	133	133	266	267
Total selling, general and administrative expenses	46,830	48,300	89,537	88,265

Operating income	5,152	26,427	6,260	41,301
Other income (expense), net	183	(102)	187	(218)
Income before income taxes	5,335	26,325	6,447	41,083
Income tax expense	1,516	5,927	1,815	9,726
Net income	$3,819	$20,398	$4,632	$31,357
Basic earnings per share of Class A and Class B common stock	$0.13	$0.67	$0.15	$1.04
Diluted earnings per share of Class A and Class B common stock	$0.13	$0.66	$0.15	$1.02
Weighted average basic shares outstanding	30,021	30,500	30,392	30,189
Weighted average diluted shares outstanding	30,186	31,113	30,619	30,837

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021
Cash flows from operating activities
Net income	$4,632	$31,357
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,003	8,809
Insurance proceeds from casualty loss	—	117
Stock-based compensation expense	1,151	896
Impairment of assets	13	136
Loss on disposal of assets	77	62
Gain on sales and maturities of marketable securities	(94)	(74)
Deferred income taxes	(79)	1,462
Changes in operating assets and liabilities:
Receivables	(5,203)	(2,997)
Merchandise inventories	(23,650)	(31,272)
Prepaid expenses and other assets	2,609	(1,483)
Accounts payable	19,773	34,077
Accrued expenses	2,624	(5,859)
Accrued compensation and benefits	(9,611)	6,668
Operating lease liabilities	(3,082)	(3,481)
Deferred revenue	(2,784)	(452)
Other liabilities	(494)	(524)
Net cash (used in) provided by operating activities	(7,115)	37,442

Cash flows from investing activities
Purchases of property and equipment	(6,894)	(8,511)
Proceeds from sale of property and equipment	—	10
Insurance proceeds from casualty loss	—	29
Purchases of marketable securities	(29,947)	(66,625)
Proceeds from maturities of marketable securities	96,240	65,000
Net cash provided by (used in) investing activities	59,399	(10,097)

Cash flows from financing activities
Dividends paid	—	(30,710)
Proceeds from exercise of stock options	40	9,075
Share repurchases related to share repurchase program	(9,015)	—
Net cash used in financing activities	(8,975)	(21,635)

Increase in cash and cash equivalents	43,309	5,710
Cash and cash equivalents, beginning of period	42,201	76,184
Cash and cash equivalents, end of period	$85,510	$81,894

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2021 Q1	238	2	2	238	1,753
2021 Q2	238	6	—	244	1,788
2021 Q3	244	—	1	243	1,781
2021 Q4	243	1	3	241	1,764
2022 Q1	241	—	—	241	1,764
2022 Q2	241	2	1	242	1,767

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com